Exhibit 23.2

INDEPENDENT AUDITORS CONSENT

We hereby consent to the use of our report dated January 30, 2003 on our audits of the consolidated financial statements of San Rafael Bancorp and Subsidiaries as of December 31, 2002 and 2001 in this Registration Statement on Form SB-2 and related Prospectus of San Rafael Bancorp and Subsidiaries for the registration of shares of its Common Stock, no par value per share.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
May 28, 2003